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Exhibit 1.2

AGTM/WALW/BLOML/5174782/40083169

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Execution copy

NOTE ABOUT TRANSLATION:

This document is an English translation of a deed (to be) executed in the Dutch language. In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

Amendment to the articles of association

(Wallbox N.V.)

This second day of July two thousand twenty-five, there appeared before me, Enrik Willem Walschot, hereafter to be called "civil law notary", as deputy of Michel Pieter van Agt, civil law notary officiating in Amsterdam, the Netherlands:

Alise Anne Marije Blom, born in Houten, the Netherlands, on the twenty-first day of January nineteen hundred ninety-seven, with office address at Parnassusweg 300, 1081 LC Amsterdam, the Netherlands.

The person appearing declared the following:

(A)
on the thirtieth day of June two thousand twenty-five the general meeting of Wallbox N.V., a public company under Dutch law, having its corporate seat in Amsterdam, the Netherlands, and with address at Carrer del Foc 68, 08038 Barcelona, Spain, registered with the Dutch trade register under number 83012559 (Company), at the proposal of the Company’s board of directors (Board), resolved, among other things, to:
(i)
authorise the Board to execute a reverse stock split (Reverse Stock Split) and amend the articles of association of the Company for the purpose of the Reverse Stock Split; and
(ii)
authorise the person appearing to have this deed executed;
(B)
on the thirtieth day of June two thousand twenty-five the Board resolved to set the final ratio for the Reverse Stock Split at twenty (20) and to execute the Reverse Stock Split by means of an amendment to the articles of association of the Company.

The adoption of such resolutions is evidenced by a copy of a statement of the chairperson of the general meeting and a copy of a resolution of the Board, respectively, which shall be attached to this deed (Annex I and II).

The articles of association of the Company were established at the incorporation of

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the Company, by a notarial deed, executed on the seventh day of June two thousand twenty-one before B.C. Cornelisse, civil law notary officiating in Amsterdam, the Netherlands. The articles of association of the Company have most recently been amended by a notarial deed, executed on the second day of July two thousand twenty-five, before a deputy of M.P. van Agt, civil law notary officiating in Amsterdam, the Netherlands.

In implementing the aforementioned resolutions, the articles of association of the Company are hereby amended as follows.

Amendment

The definition of “Final Conversion Event” in article 1 paragraph 1 is amended and shall read as follows:

"Final Conversion Event: the conversion event occurring at the earliest of:

(b)
the date set by the Board that is no less than sixty-one (61) days and no more than one hundred eighty (180) days after the date on which the aggregate number of issued and outstanding Class B Shares held (jointly) by the Excluded Holders and their Permitted Entities represents less than twenty percent (20%) of (x) the aggregate number of issued and outstanding Class B Shares held by the Initial Holders on the Closing Date divided by (y) twenty (20); or
(c)
the date set by the meeting of holders of Class B Shares;".

Amendment

Article 5, paragraph 1 and paragraph 2 are amended and shall read as follows:

"5.1 The authorized capital of the Company equals one hundred forty-six million four hundred eighty-seven thousand six hundred twenty-one euro and sixty eurocent (EUR 146,487,621.60).

5.2 The authorized capital of the Company is divided into thirty-six million five hundred twenty-five thousand (36,525,000) Class A Shares, with a nominal value of two euro and forty eurocent (EUR 2.40) each, two million eleven thousand five hundred (2,011,500) Class B Shares, with a nominal value of twenty-four euro (EUR 24) each and four hundred eighty-eight thousand five hundred one (488,501) Conversion Shares, with a nominal value of twenty-one euro and sixty eurocent (EUR 21.60) each.".

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Amendment

After article 37, a new Article is inserted, reading as follows (at the same time, article 38 (old) is renumbered into article 39 (new)):

"38 Transitory Provisions. Share consolidation and fractional shares

38.1 The Class A Shares with a nominal value of twelve eurocent (EUR 0.12) each, held by a Shareholder (which may be the Company) immediately prior to the amendment of the articles of association of the Company pursuant to this deed, are consolidated into such number of Class A Shares with a nominal value of two euro and forty eurocent (EUR 2.40) each, as shall be found by multiplying the total number of Class A Shares with a nominal value of twelve eurocent (EUR 0.12) each, held by the respective Shareholder immediately prior to this amendment to this articles of association, by one/twentieth (1/20), with the further provision that the numerator of a fraction of one (1) Class A Share with a

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nominal value of twelve eurocent (EUR 0.12) each, of which fraction the denominator equals twenty (20) shall designate the number of fractional Class A Shares with a claim on one/twentieth (1/20) part of a Class A Share with a nominal value of two euro and forty eurocent (EUR 2.40) that the respective Shareholder also holds as of this amendment to the articles of association in connection with the aforementioned consolidation of Class A Shares.

38.2 The Class B Shares with a nominal value of one euro and twenty eurocent (EUR 1.20) each, held by a Shareholder (which may be the Company) immediately prior to the amendment of the articles of association of the Company pursuant to this deed, are consolidated into such number of Class B Shares with a nominal value of twenty-four euro (EUR 24) each, as shall be found by multiplying the total number of Class B Shares with a nominal value of one euro and twenty eurocent (EUR 1.20) each, held by the respective Shareholder immediately prior to this amendment to this articles of association, by one/twentieth (1/20), with the further provision that the numerator of a fraction of one (1) Class B Share with a nominal value of one euro and twenty eurocent (EUR 1.20) each, of which fraction the denominator equals twenty (20) shall designate the number of fractional Class B Shares with a claim on one/twentieth (1/20) part of a Class B Share with a nominal value of twenty-four euro (EUR 24) that the respective Shareholder also holds as of this amendment to the articles of association in connection with the aforementioned consolidation of Class B Shares.

38.3 The Conversion Shares with a nominal value of one euro and eight eurocent (EUR 1.08) each, held by a Shareholder (which may be the Company) immediately prior to the amendment of the articles of association of the Company pursuant to this deed, are consolidated into such number of Conversion Shares with a nominal value of twenty-one euro and sixty eurocent (EUR 21.60) each, as shall be found by multiplying the total number of Conversion Shares with a nominal value of one euro and eight eurocent (EUR 1.08) each, held by the respective Shareholder immediately prior to this amendment to this articles of association, by one/twentieth (1/20), with the further provision that the numerator of a fraction of one (1) Conversion Share with a nominal value of one euro and eight eurocent (EUR 1.08) each, of which fraction the denominator equals twenty (20) shall designate the number of fractional Conversion Shares with a claim on one/twentieth (1/20) part of a Conversion Share with a nominal value of twenty-one euro and sixty eurocent (EUR 21.60) that the respective Shareholder also holds as of this amendment to the articles of association in connection with the aforementioned consolidation of Conversion Shares.

38.4 Each fractional Class A Share, fractional Class B Share and fractional Conversion Share shall be in registered form.

38.5 Without prejudice to the other provisions of this article 38 and notwithstanding article 12.3 in respect of fractional Class A Shares, the provisions of Title 4 of Book 2 of the DCC on shares and shareholders shall apply accordingly to fractional Shares and holders of fractional Shares, to the extent not stipulated

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otherwise in those provisions.

38.6 The provisions of these articles of association with respect to Shares and Shareholders shall apply accordingly to fractional Shares and holders of fractional Shares, to the extent not stipulated otherwise in those provisions and article 38.7 and article 38.9.

38.7 A holder of one or more fractional Shares may exercise the Meeting Right and voting rights attached to a Class A Share, Class B Share or Conversion Share, respectively, together with one or more other holders of one or more of the fractional Shares of the respective class to the extent the total number of the fractional Shares of the respective class held by such holders of fractional Shares equals twenty (20) or a multiple thereof. These rights shall be exercised either by one of them who has been authorized to that effect by the others in writing, or by a proxy authorized to that effect by those holders of fractional Shares in writing.

38.8 Each holder of a fractional Share is entitled to one/twentieth (1/20) part of the (interim) dividend and any other distribution to which the holder of one (1) Class A Share, Class B Share and Conversion Share, respectively, is entitled.

38.9 In the event the holder of one or more fractional Shares of the respective class acquires such number of fractional Shares of the respective class that the total number of fractional Shares of the respective class held by him at least equals the number of fractional Shares of the respective class that constitutes one (1) share of the respective class, then such fractional Shares shall be consolidated into one (1) Class A Share, Class B Share or Conversion Share, as applicable.

38.10 One or more Class A Shares, Class B Shares or Conversion Shares, respectively, held by the Company in its own share capital, can be divided into twenty (20) fractional Shares of the respective class upon a resolution of the Board. Fractional Shares created in this way, will not be consolidated in accordance with article 38.9 as long as those fractional Shares are held by the Company, unless the Board resolves to consolidate in accordance with article 38.9.

38.11 This article and its heading shall (under renumbering of the possible articles included in the articles of association after this article and the references to those articles) lapse per the moment that no fractional Shares are outstanding anymore.

Final statement

Finally, the person appearing has declared that:

(d)
immediately prior to the execution of this deed of amendment of the articles of association, the issued capital of the Company amounts to sixty-five million nine hundred eighty-four thousand seven hundred thirty-nine euro and twelve eurocent (EUR 65,984,739.12); and
(e)
this amendment of the articles of association shall take effect as of the day after the day this deed of amendment of the articles of association has been executed, and therefore on the third day of July two thousand twenty-five, as a result of which the issued capital of the Company shall be divided into such number of Class A Shares, Class B Shares and Conversion Shares and any

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fractional Shares of the applicable class resulting from the application of article 38 (new) of the articles of association.

End

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam, the Netherlands, on the date stated in the first paragraph of this deed. The contents of the deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents. After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.

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